Exhibit 10.1

CTI BIOPHARMA CORP.

DIRECTOR COMPENSATION POLICY

Effective March 10, 2021

Directors of CTI BioPharma Corp., a Delaware corporation (the “Company”), who are not employed by the Company or one of its subsidiaries (“non-employee directors”) shall be entitled to the compensation set forth below for their service as a member of the Board of Directors (the “Board”) of the Company. Except as provided in the next sentence, this policy supersedes all prior policies or provisions of any equity plans concerning compensation of the Company’s non-employee directors effective as of the date set forth above. This policy does not, however, modify the terms of any equity or incentive award granted by the Company prior to the date set forth above. The Board has the authority to amend this policy from time to time.

Cash Compensation

Annual Retainer for Board Service

Each non-employee director shall be entitled to an annual cash retainer while serving on the Board in the amount of $45,000 (the “Annual Retainer”). The Company shall pay the Annual Retainer on a semi-annual basis, with half of the Annual Retainer to be paid on each of the first business day of January and the first business day of July.

Annual Retainer for Chairman of the Board Service

A non-employee director who serves as the Chair of the Board shall be entitled to an annual cash retainer while serving in that position in the amount of $80,000 (the “Chair of the Board Retainer”). The Company shall pay the Chair of the Board Retainer on a semi-annual basis, with half of the Chair of the Board Retainer to be paid on each of the first business day of January and the first business day of July.

Board Committee Retainers

A non-employee director who serves as a member of or as the chair of one of the following committees of the Board shall be entitled to an annual cash retainer while serving in that position in the corresponding amount set forth below (the “Committee Retainer”). For clarity, a non-employee director serving as the chair of one of the following committees of the Board shall be entitled to both the retainer for service as a member of that committee as well as the additional retainer for service as the chair of that committee.

Committee of the Board	Retainer for Committee Member	Additional Retainer for the Chair
Audit Committee	$9,000	$18,000
Compensation Committee	$7,000	$14,000
Nominating and Governance Committee	$4,500	$9,000

The Company shall pay the Committee Retainer on a semi-annual basis, with half of the Committee Retainer to be paid on each of the first business day of January and the first business day of July.

Equity Compensation

Initial Equity Award for New Directors

A new non-employee director shall be granted a stock option to acquire shares of Company common stock in connection with joining the Board (an “Initial Award”). The number of shares of Company common stock covered by an Initial Award shall be 120,000 shares. An employee director who ceases to be an employee, but who remains a director, will not receive an Initial Award. Each Initial Award granted will be scheduled to vest ratably over thirty-six months, beginning on the date of grant of such Initial Award.

Annual Equity Award for Continuing Board Members

On an annual basis in connection with each annual meeting of the Company’s stockholders, each non-employee director continuing on the Board after such meeting shall be granted a stock option to acquire shares of Company common stock (an “Annual Award”). The number of shares of Company common stock covered by an Annual Award shall be 80,000 shares. Each Annual Award granted will be scheduled to vest on the date that is twelve months after the date of grant of the Annual Award or, if earlier, immediately prior to the first annual meeting of the Company’s stockholders at which one or more members of the Board are to be elected and that occurs in the calendar year after the calendar year in which the Annual Award is granted.

Provisions Applicable to All Non-Employee Director Stock Option Awards

The date of grant of each Initial Award and each Annual Award (each, an “Award”) shall be determined by the Board. Each Award shall be granted under the Company’s Amended and Restated 2017 Equity Incentive Plan or any successor equity compensation plan approved by the Company’s stockholders and in effect at the time of grant (as applicable, the “Equity Plan”). Unless otherwise provided by the Board in connection with a particular Award, each Award will be evidenced by and subject to the terms and conditions of the Company’s standard form of stock option award agreement for non-employee director stock option grants under the Equity Plan as in effect on the date of grant of the award.

The per share exercise price of each Award will equal the closing price of a share of Company common stock on the date of grant of the Award (or, if such date of grant is not a trading day, the closing price of a share of Company common stock on the last trading day immediately preceding the date of grant of the Award). Such exercise price and the number of shares subject to an Award will be subject to adjustment for stock splits and similar events as provided in the applicable stock option award agreement.

The maximum term of each Award is ten years from the date of grant of the Award, subject to earlier termination as provided in the applicable stock option award agreement.

In addition, the stock options subject to a particular Award (as well as any stock options, restricted stock awards, and restricted stock unit awards granted to the non-employee director under prior versions of this policy), to the extent then outstanding and unvested, shall become fully vested in the event of a Change in Control (as such term is defined in the applicable Equity Plan under which the award was granted or, if not so defined, as defined in the applicable award agreement) that occurs while such non-employee director is a member of the Board.

Expense Reimbursement

All non-employee directors shall be entitled to reimbursement from the Company for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board related business. The Company shall also reimburse directors for attendance at director continuing education programs that are relevant to their service on the Board and which attendance is pre-approved by the Chair of the Nominating and Governance Committee or Chair of the Board. In each case and unless otherwise provided by the Board, such expenses shall be in accordance with and subject to the Company’s expense reimbursement policy as presented to the Audit Committee of the Board. The Company shall make reimbursement to a non-employee director within a reasonable amount of time following submission by the non-employee director of reasonable written substantiation for the expenses (and in all events not later than the end of the year following the year in which the related expense was incurred).

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